Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

SIXTH STREET LENDING PARTNERS
2100 McKinney Avenue, Suite 1500

Dallas, Texas 75201

PERSONAL AND CONFIDENTIAL

June 30, 2025

Apellis Pharmaceuticals, Inc.

100 5th Avenue

Waltham, MA 02451

Timothy Sullivan, Chief Financial Officer

Mark DeLong, Chief Business & Strategy Officer

Amended and Restated Fee Letter

Dear Ladies and Gentlemen:

Reference is hereby made to (a) the Financing Agreement, dated as of May 13, 2024 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the "Financing Agreement"; terms not otherwise defined herein shall have the meaning set forth in the Financing Agreement or the Consent (as defined below), as applicable) by and among APELLIS PHARMACEUTICALS, INC., a Delaware corporation ("Borrower"), certain Subsidiaries of Borrower, as Guarantors, the lenders from time to time party thereto (the "Lenders") and SIXTH STREET LENDING PARTNERS ("SSLP"), as administrative agent for the Lenders (in such capacity, "Administrative Agent") and (b) the Consent No. 1 to the Financing Agreement, dated as of the date hereof (the “Consent”), by and among Borrower, the other Loan Parties party thereto, the Lenders party thereto and Administrative Agent.

Borrower and Administrative Agent hereby agree to the following:

1. Borrower agrees to pay to Administrative Agent, solely for its own account, an administration fee (the “Administration Fee”) in an amount per year equal to $[**] payable annually in advance on the Closing Date, and on each anniversary of the Closing Date thereafter, until payment in full of the Obligations (other than any contingent obligations or liabilities thereunder that by the express terms thereof survive such payment in full of all Obligations) under the Financing Agreement, or otherwise as agreed by Borrower and Administrative Agent.

2. As consideration for the services, agreements and undertakings of each Lender that is Sixth Street Lending Partners, Sixth Street Specialty Lending, Inc. and TAO Talents, LLC (each a “Sixth Street Lender” and collectively the “Sixth Street Lenders”) under the Financing Agreement, Borrower agrees to pay (or cause to be paid) to Administrative Agent, for the account of each Sixth Street Lender, on the Closing Date, a fee equal to (x) [**]% of the aggregate principal amount of Initial Term Loans of each such Sixth Street Lender that is actually funded under the Financing Agreement on the Closing Date (the “Initial Term Loan Arrangement Fee”) and (y) [**]% of the aggregate principal amount of the Delayed Draw Term Loan Commitments of each

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such Sixth Street Lender as of the Closing Date (the “Delayed Draw Arrangement Fee” and, together with the Initial Term Loan Arrangement Fee, the “Arrangement Fee”). The Arrangement Fee shall be fully earned and shall be paid (and once paid shall be non-refundable) on the Closing Date. For the avoidance of doubt, the Arrangement Fee may, in each Sixth Street Lender’s sole discretion, be netted out of the proceeds of the Initial Term Loans funded on the Closing Date by such Sixth Street Lender.

3. Borrower agrees to pay (or cause to be paid) to Administrative Agent, for the account of each Sixth Street Lender on the Closing Date, an upfront fee in an amount equal to [**]% of the aggregate principal amount of the Initial Term Loans funded on the Closing Date by each such Sixth Street Lender (the “Sixth Street Upfront Fee”), which is fully earned and due and payable to Administrative Agent, for the account of each such Sixth Street Lender, on the Closing Date. For the avoidance of doubt, the Sixth Street Upfront Fee may, in each Sixth Street Lender’s sole discretion, be netted out of the proceeds of the Initial Term Loans funded on the Closing Date by such Sixth Street Lender.

4. Borrower agrees to pay (or cause to be paid) to Administrative Agent, for the account of each Sixth Street Lender making Delayed Draw Term Loans, as of the funding date of the Delayed Draw Term Loan, a funding fee (the “Delayed Draw Upfront Fee”) equal to [**]% of the aggregate principal amount of the Delayed Draw Term Loan actually funded on such date, which shall be divided among such Sixth Street Lenders based on their pro rata share of the amount of the Delayed Draw Term Loan actually funded on such date, which will be fully earned and due and payable to such Sixth Street Lenders on, and subject to the occurrence of, the funding date of Delayed Draw Term Loan.

5. Borrower agrees to pay (or cause to be paid) to the Administrative Agent, for the account of each Lender holding Delayed Draw Term Loan Commitments, a commitment fee (the “Delayed Draw Commitment Fee”) at a rate per annum equal to [**]% on the average daily undrawn portion of the Delayed Draw Term Loan Commitment, payable monthly in arrears on the last Business Day of each fiscal month of Borrower, calculated based upon the actual number of days elapsed for the period from and including the Closing Date to but not including the Delayed Draw Commitment Termination Date. The Delayed Draw Commitment Fee shall be distributed to such Lenders pro rata in accordance with the amount of each such Lender’s Delayed Draw Term Loan Commitment as of such date.

6. If, on or prior to the twelve (12) month anniversary of (i) with respect to the Initial Term Loan, the Consent Effective Date (as defined in the Consent) and (ii) with respect to the Delayed Draw Term Loan, the funding date of the Delayed Draw Term Loan (each of the foregoing clauses (i) and (ii), as applicable, a “Funding Date”), Borrower pays (or is deemed to pay in the case of an acceleration of the Loans), for any reason (including, but not limited to, any optional or mandatory payment after the occurrence of an Event of Default or after acceleration of the Term Loans including in connection with the commencement of any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws), all or any part of the principal balance of any Term Loan, Borrower shall pay to Administrative Agent, for the ratable benefit of all Lenders entitled to a portion of such prepayment, an amount (the "Yield

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Maintenance Premium") equal to (A) the aggregate amount of interest (calculated, in the case of all SOFR Loans, using Term SOFR for an Interest Period of three months) (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the amount of the principal prepayment from the date of prepayment (or deemed prepayment in the case of an acceleration of the Loans) until the twelve (12) month anniversary of the applicable Funding Date discounted at the Treasury Rate plus [**]%, plus (B) an amount equal to the Prepayment Premium that would otherwise be payable as if such prepayment (or deemed prepayment in the case of an acceleration of the Loans) had occurred on the day after the twelve (12) month anniversary of the applicable Funding Date. Notwithstanding the foregoing, to the extent the Yield Maintenance Premium becomes due and payable as a result of the occurrence of an Event of Default or acceleration of the Loans (including in connection with the commencement of any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws), the interest rate to be used in calculating the Yield Maintenance Premium pursuant to clause (A) of the preceding sentence shall be the interest rate applicable to Base Rate Loans plus [**]% per annum for the period from the occurrence of such Event of Default or acceleration (including in connection with the commencement of any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws) until the twelve (12) month anniversary of the applicable Funding Date. The term "Treasury Rate" shall mean, as of any date of determination, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Administrative Agent on the date [**] prior to the date of prepayment, to be the yield expressed as a rate listed in The Wall Street Journal (or, if such rate is not available in The Wall Street Journal, such other recognized data source as selected by the Administrative Agent in its sole discretion) for United States Treasury securities having a term of no greater than the period for the remaining months until the twelve (12) month anniversary of the applicable Funding Date. Nothing contained in this Section 6 shall permit any voluntary prepayment not otherwise permitted by the terms of the Financing Agreement.

7. If Borrower pays (or is deemed to pay in the case of an acceleration of the Loans), for any reason (including, but not limited to, any optional or mandatory payment after the occurrence of an Event of Default or after acceleration of the Loans including in connection with the commencement of any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws), all or any part of the principal balance of any Term Loan during the period commencing with the date immediately following the 12 month anniversary of the applicable Funding Date and ending on the 36 month anniversary of the applicable Funding Date (inclusive of such date), in addition to the Yield Maintenance Premium set forth above (if any), Borrower shall pay to Administrative Agent, for the ratable benefit of all Lenders entitled to a portion of such prepayment a prepayment premium (the "Prepayment Premium") on the amount so prepaid (or deemed prepaid in the case of an acceleration of the Loans) as follows:

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Relevant period (number of calendar months elapsed since the applicable Funding Date)	Prepayment Premium as a percentage of the amount so prepaid
After the 12 month anniversary of the applicable Funding Date but on or prior to the 24 month anniversary of the applicable Funding Date	[**]%
After the 24 month anniversary of the applicable Funding Date but on or prior to the 36 month anniversary of the applicable Funding Date	[**]%
After the 36 month anniversary of the applicable Funding Date	[**]%

8. Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated for any reason, including because of default, the commencement of any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws, sale, disposition or encumbrance (including that by operation of law or otherwise), the Yield Maintenance Premium, if any, and the Prepayment Premium, if any, determined as of the date of acceleration will also be due and payable as though said Indebtedness was voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender's lost profits as a result thereof. Any Yield Maintenance Premium and Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Yield Maintenance Premium, if any, and Prepayment Premium, if any, shall also be payable (i) in the event the Obligations (and/or the Financing Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means and/or (ii) upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations (and/or the Financing Agreement or the Notes evidencing the Obligations) in any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws, foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means or the making of a distribution of any kind in any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws to the Administrative Agent, for the account of the Lenders, in full or partial satisfaction of the Obligations. BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING YIELD MAINTENANCE PREMIUM AND PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION including in connection with any voluntary or involuntary

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acceleration of the obligations PURSUANT to any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws or pursuant to a plan of reorganization. Borrower expressly agrees that: (A) the Yield Maintenance Premium and Prepayment Premium are reasonable and are the product of an arm's length transaction between sophisticated business people, ably represented by counsel; (B) the Yield Maintenance Premium and Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Yield Maintenance Premium and Prepayment Premium; and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Yield Maintenance Premium and Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans and other extensions of credit.

9. Borrower further acknowledges and agrees that no fees will be paid to any other Lender in connection with the Financing Agreement and the other Loan Documents except as expressly set forth in the Loan Documents or as may otherwise be agreed in writing by SSLP. All fees payable hereunder shall be fully earned when due and non-refundable when paid and shall be in addition to any other fees, costs and expenses payable pursuant to the Financing Agreement or the other Loan Documents. SSLP reserves the right to allocate, in whole or in part, to any of its affiliates certain fees payable to SSLP hereunder in such manner as SSLP and such affiliates shall agree in their sole discretion.

10. To the extent permitted by applicable law, Borrower's obligation to pay the foregoing fees will not be subject to counterclaim or setoff for, or be otherwise affected by, any claim or dispute Borrower may have. In addition, all such payments shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority (“Taxes”), or, if Borrower is compelled by applicable law to deduct or withhold such Taxes, such payments will be grossed up by Borrower for such amounts to the extent provided in the Financing Agreement (as if the payments had been made pursuant to the Financing Agreement).

11. Please note that this Amended and Restated Fee Letter is exclusively for the information of the senior management of Borrower and may not be disclosed to any third party other than to Borrower's officers, directors, agents and advisors who are directly involved in the negotiation of the Loan Documents to the extent such persons agree to hold the same in confidence or circulated or referred to publicly, except to the extent expressly set forth in the Financing Agreement.

12. This Amended and Restated Fee Letter is the “Fee Letter” referred to in the Financing Agreement and shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. If this Amended and Restated Fee Letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. Borrower agrees that any suit or proceeding arising in respect to this Amended and Restated Fee Letter or any matter referred to in this Amended and Restated Fee Letter will be

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tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York and Borrower agrees to submit to the jurisdiction of, and to venue in, such courts.

13. This letter agreement amends and restates in its entirety the Fee Letter, dated as of May 13, 2024 (the “Existing Fee Letter”), between Borrower and Administrative Agent. On the Consent Effective Date, the Existing Fee Letter shall be superseded and replaced in its entirety by this Amended and Restated Fee Letter.

14. This Amended and Restated Fee Letter may be executed in any number of counterparts, each of which when executed shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amended and Restated Fee Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Amended and Restated Fee Letter, which shall become a binding agreement upon our receipt.

Very truly yours,
SIXTH STREET LENDING PARTNERS

By: /s/ Robert Stanley

Name: Robert (Bo) Stanley

Title: President

ACCEPTED AS OF THE DATE ABOVE:
APELLIS PHARMACEUTICALS, INC.
By: /s/ Timothy Sullivan
Name: Timothy Sullivan
Title: Chief Financial Officer